Exhibit 3.1

BANC OF CALIFORNIA, INC.

ARTICLES SUPPLEMENTARY

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article 6 of the charter of the Corporation, the Board of Directors (the “Board”) of the Corporation, by the following resolution duly adopted by unanimous written consent, classified and designated 5,750,000 shares (the “Securities”) of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), as “7.000% Non-Cumulative Perpetual Preferred Stock, Series E,” with the preferences, voting powers and other rights, restrictions, limitations as to dividends and other distributions, qualifications and terms and condition of redemption, as follows:

RESOLVED, that pursuant to the provisions of the charter of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.000% Non-Cumulative Perpetual Preferred Stock, Series E” (“Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be 5,750,000 shares, par value $0.01 per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series E Preferred Stock may be increased from time to time in accordance with Maryland law up to the maximum number of shares of Preferred Stock authorized to be issued under the charter of the Corporation, as amended or supplemented, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series E Preferred Stock would form a single series with the Series E Preferred Stock. Shares of Series E Preferred Stock will be dated the date of issue. Shares of outstanding Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles Supplementary to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in these Articles Supplementary (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Original Issue Date” means the date of issue of the Series E Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series E Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series E Preferred Stock are entitled to vote, including any action by written consent.

SECOND: The Securities have been classified and designated by the Board under the authority contained in the charter of the Corporation.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Banc of California, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on February 8, 2016.

WITNESS		BANC OF CALIFORNIA, INC.

By:	/s/ John C. Grosvenor	By:	/s/ Steven Sugarman
Name:	John C. Grosvenor	Name:	Steven Sugarman
Title:	Executive Vice President,	Title:	President and Chief Executive Officer
General Counsel and Secretary

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Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Los Angeles, California are closed.

(b) “DTC” means The Depository Trust Company.

(c) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series E Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations and guidelines of Regulation Q of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series E Preferred Stock is outstanding.

(d) “Series E Dividend Payment Date” has the meaning set forth in Section 3(b).

(e) “Series E Dividend Period” means the period from and including a Series E Dividend Payment Date to but excluding the next Series E Dividend Payment Date, except that the initial Series E Dividend Period will commence on and include the Original Issue Date of the Series E Preferred Stock and will end on and include June 14, 2016.

(f) “Series E Junior Securities” has the meaning set forth in Section 2(a).

(g) “Series E Parity Securities” has the meaning set forth in Section 2(b).

(h) “Series E Senior Securities” has the meaning set forth in Section 2(c).

Section 2. Ranking. The shares of Series E Preferred Stock shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (other than the Senior Non-Cumulative Perpetual Preferred Stock, Series A, the Non-Cumulative Perpetual Preferred Stock, Series B, the 8.00% Non-Cumulative Perpetual Preferred Stock, Series C, and the 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, of the Corporation) that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series E Junior Securities”);

(b) on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the Senior Non-Cumulative Perpetual Preferred Stock, Series A, the Non-Cumulative Perpetual Preferred Stock, Series B, the 8.00% Non-Cumulative Perpetual Preferred Stock, Series C, and the 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, of the Corporation and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series E Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series E Parity Securities”); and

(c) junior, to each other class or series of capital stock of the Corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series E Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets (collectively, “Series E Senior Securities”).

The Corporation may authorize and issue additional shares of Series E Junior Securities and Series E Parity Securities without the consent of the holders of the Series E Preferred Stock.

Section 3. Dividends.

(a) Holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Maryland law, non-cumulative cash dividends based on the liquidation preference of the Series E Preferred Stock at a rate equal to 7.000% per annum for each Series E Dividend Period from the Original Issue Date of the Series E Preferred Stock to, but excluding, the redemption date of the Series E Preferred Stock, if any. If the Corporation issues additional shares of the Series E Preferred Stock after the Original Issue Date, dividends on such shares will accrue from the date such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series E Preferred Stock (each such date, a “Series E Dividend Payment Date”) quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2016. If any Series E Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series E Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series E Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series E Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series E Preferred Stock called for redemption.

(e) Dividends on the Series E Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series E Preferred Stock in respect of a Series E Dividend Period, then no dividend shall be deemed to have accrued for such Series E Dividend Period, be payable on the applicable Series E Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series E Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series E Dividend Period with respect to the Series E Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series E Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series E Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series E Preferred Stock, during a Series E Dividend Period:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series E Junior Securities (other than (i) a dividend payable solely in Series E Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2) no shares of Series E Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series E Junior Securities for or into other Series E Junior Securities, (ii) the exchange or conversion of one share of Series E Junior Securities for or into another share of Series E Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series E Junior Securities pursuant to a contractually binding requirement to buy Series E Junior Securities existing prior to the most recently completed Series E Dividend Period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of Series E Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series E Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such Series E Parity Securities, except by conversion into or exchange for Series E Junior Securities.

(g) When dividends are not paid in full upon the shares of Series E Preferred Stock and Series E Parity Securities, if any, all dividends declared upon shares of Series E Preferred Stock and Series E Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series E Preferred Stock, and accrued dividends, including any accumulations, on Series E Parity Securities, if any, bear to each other for the then-current Series E Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Series E Junior Securities or any Series E Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series E Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series E Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series E Senior Securities, before any distribution of assets is made to holders of Common Stock or any other Series E Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends. Holders of Series E Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series E Preferred Stock and all holders of Series E Parity Securities, if any, as to such distribution with the Series E Preferred Stock, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Series E Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series E Preferred Stock and Series E Parity Securities, if any, the holders of the Corporation’s Series E Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Series E Preferred Stock is perpetual and has no maturity date. Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On and after March 15, 2021, Series E Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series E Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series E Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series E Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series E Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series E Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series E Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series E Preferred Stock, and such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series E Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, to but excluding the redemption date.

(c) In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

(d) Any redemption of the Series E Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital regulations or guidelines of the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) applicable to redemption of the Series E Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series E Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.

(b) So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series E Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) amend, alter or repeal the provisions of the Corporation’s charter (including the Articles Supplementary creating the Series E Preferred Stock), or the Corporation’s bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series E Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights: (A) increases in the amount of the authorized Common Stock or, except as provided in subclause (2), Preferred Stock; (B) increases or decreases in the number of shares of any series of Preferred Stock, which series is of Series E Parity Securities or Series E Junior Securities; or (C) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock), which series or class is of Series E Parity Securities or Series E Junior Securities; (2) amend or alter the Corporation’s charter to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of the Corporation’s authorized capital stock into any shares of capital stock, ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or (3) consummate a binding share exchange, a reclassification involving the Series E Preferred Stock or a merger or consolidation of the Corporation with or into another entity, provided, however, that the holders of Series E Preferred Stock will have no right to vote under this clause (3) if in each case: (i) the Series E Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

(ii) the Series E Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series E Preferred Stock, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series E Preferred Stock to effect such redemption.

(c) If and whenever dividends payable on Series E Preferred Stock shall have not been paid in an aggregate amount equal to full dividends for six or more Series E Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board shall be automatically increased by two and the holders of Series E Preferred Stock, together with the holders of any other class or series of outstanding preferred stock upon which similar voting rights as described in this subsection have been conferred and are exercisable with respect to such matter (any such other class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors; provided, further, that the Board shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

In the event that the holders of Series E Preferred Stock and the holders of such Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of shares representing at least 20% of the combined liquidation preference of the Series E Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series E Preferred Stock or Voting Parity Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided for in Section 12 below, or as may otherwise be required by applicable law. If the Corporate Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series E Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series E Preferred Stock holder shall have access to the Corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as provided below.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series E Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series E Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series E Preferred Stock and such Voting Parity Stock, voting as a single class in proportion to their respective liquidation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

When dividends have been paid in full on the Series E Preferred Stock for at least four consecutive Series E Dividend Periods, then the right of the holders of Series E Preferred Stock to elect the Preferred Stock Directors shall terminate (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series E Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly.

(d) Except as expressly provided in this Section 6, each holder of Series E Preferred Stock shall have one vote per share on any matter on which holders of Series E Preferred Stock are entitled to vote under this Section 6. The holders of the Series E Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation’s charter, of the Series E Preferred Stock.

Section 7. Conversion Rights. The holders of shares of Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series E Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series E Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series E Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series E Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

Section 12. Notices. All notices or communications in respect of the Series E Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the charter or bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series E Preferred Stock or depositary shares representing an interest in shares of Series E Preferred Stock are issued or held in book-

entry form through DTC or any other similar facility, notice of redemption may be given to the holders thereof at such time and in any manner permitted by such facility.